                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                OROAMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                                OROAMERICA, INC.


                               -----------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 1, 1997


To the Stockholders of OroAmerica, Inc.:

     The Annual Meeting of Stockholders of OroAmerica, Inc., a Delaware corporation, will be held on Tuesday, July 1, 1997, at 10:00 a.m., P.S.T., at The Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, for the following purposes:

     (1) To elect a Board of Directors;

     (2) To consider and act upon a proposal to ratify the selection of auditors; and

     (2) To transact any other business that may properly come before the meeting.

     Only stockholders of record at the close of business on May 8, 1997 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.


                                          By Order of the Board of Directors


                                          /s/ BETTY SOU
                                          ------------------------
                                              Betty Sou
                                              Secretary


Burbank, California
May 27, 1997

                                OROAMERICA, INC.
                            443 NORTH VARNEY STREET
                           BURBANK, CALIFORNIA 91502
                                 (818) 848-5555

                            ------------------------

                                PROXY STATEMENT

                                  MAY 27, 1997

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of OroAmerica, Inc. ("OroAmerica" or the "Company") for the Annual Meeting of Stockholders to be held on July 1, 1997 and any postponements or adjournments thereof. This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy were first mailed to stockholders on or about May 27, 1997.

     The execution and return of the enclosed proxy will not in any way affect a stockholder's right to attend the Annual Meeting in person. Any stockholder giving a proxy may revoke it before it is voted by so notifying the Secretary of OroAmerica in writing before or at the meeting, by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. Your cooperation in promptly returning the enclosed proxy will reduce OroAmerica's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

     Only stockholders of record at the close of business on May 8, 1997 are entitled to receive notice of and to vote at the meeting. On that date, OroAmerica had outstanding and entitled to vote at the Annual Meeting 6,254,378 shares of Common Stock, each of which is entitled to one vote at the meeting, except as noted below with respect to the election of directors. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required to approve each of the other matters to be acted upon at the Annual Meeting. Mr. Benhamou, who owns 3,573,560 shares of Common Stock, representing 57.1% of the votes entitled to be cast at the Annual Meeting, has advised the Board of Directors that he intends to vote all of his shares for the election of each of the Board's nominees and in favor of each of the other proposals identified in the accompanying Notice of Annual Meeting.

     Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not taken into account for purposes of determining whether a proposal has been approved by the requisite stockholder vote.

     All proxies will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED "FOR" THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" THE RATIFICATION OF THE SELECTION OF AUDITORS.

     If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment, subject to direction by the Board of Directors, to the same extent as the person signing the proxy. It currently is not anticipated that any other matters will be raised at the Annual Meeting.

     The cost of preparing, printing and mailing the Proxy Statement, the Notice and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by OroAmerica. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of OroAmerica, but no additional compensation will be paid to such individuals on account of such activities. OroAmerica will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                             ELECTION OF DIRECTORS

NOMINEES AND VOTING

     The Company is incorporated under the laws of the State of Delaware. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, the Company's Board of Directors, which currently consists of five members, is divided into three classes, with one class of directors elected at each annual meeting of stockholders for a three-year term and until their respective successors are elected and qualified. However, since the Company's Common Stock is held by less than 800 stockholders, a majority of the Common Stock is held by persons with California addresses and the Company has substantial business contacts with the State of California, the Company is subject to Section 2115 of the California Corporations Code. As a result, certain legal matters, including provisions relating to the election of directors, are governed by California law and not by Delaware law or the Company's Certificate of Incorporation and Bylaws. Under applicable California law, all directors of the Company are required to be elected each year.

     Cumulative voting also could apply under applicable California law. This means that, in the election of directors, each stockholder is entitled to a number of votes equal to the number of his or her shares of stock multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or distribute them among the nominees as he or she sees fit. However, no stockholder is entitled to cumulate votes for a nominee unless the nominee's name has been placed in nomination prior to the vote and a stockholder has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate his or her votes. If any one stockholder gives such notice, all stockholders may cumulate their votes for nominees. The persons named in the enclosed form of Proxy may, in their discretion, cumulate votes pursuant to the proxies for any one or more nominees.

     The Board of Directors has nominated for election as directors the five persons named below, all of whom are incumbent directors. All of the nominees have indicated that they are able and willing to serve as a directors.

     If the Company continues to be subject to Section 2115 of the California Corporations Code at the time of the next annual meeting of stockholders, the directors elected at the Annual Meeting will hold office until the next annual meeting and until their respective successors are elected and qualified. However, if at the time of the next annual meeting the Company no longer is subject to Section 2115, Messrs. Benhamou and Rousso will be deemed to have been elected as a Class II directors to serve for a term of three years and until their successors are elected and qualified, and Messrs. Shao and Katz will be deemed to have been elected as Class III directors to serve for a term of two years and until their successors are elected and qualified. The term of Mr. Massing will expire at the next annual meeting and upon the election and qualification of his successor regardless of whether the Company continues to be subject to Section 2115.

     The Board of Directors recommends that the stockholders vote "FOR" the election of its nominees. Unless otherwise instructed, the Board's proxies intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable to serve, the Board's proxies will vote instead for such other person or persons as the Board of Directors may recommend.

     The following table sets forth certain information as of May 8, 1997 with respect to the Board's nominees:

                                                                       DIRECTOR
                                    NAME                       AGE      SINCE
                ---------------------------------------------  ----    --------
                Class I
                  Guy Benhamou...............................   45       1977
                  David Rousso...............................   56       1995

                Class II
                  Bertram K. Massing.........................   63       1987

                Class III
                  Shiu Shao..................................   45       1993
                  Ronald A. Katz.............................   61       1993

BUSINESS EXPERIENCE OF DIRECTORS DURING THE PAST FIVE YEARS

     GUY BENHAMOU is a co-founder of the Company and has been its President, Chief Executive Officer and a member of its Board of Directors since its inception in January 1977. Mr. Benhamou was appointed Chairman of the Board in May 1993.

     DAVID ROUSSO was appointed to the Board of Directors in November 1995. Mr. Rousso has been a professional investor since January 1991, and is the President and sole shareholder of DPR Investments, a financial consulting firm. Mr. Rousso also is Chairman of the Board of CreditCheck, Inc., a privately held financial software company.

     BERTRAM K. MASSING has been a partner in the law firm of Ervin, Cohen & Jessup, which represents the Company in a variety of legal matters, for more than the past five years. Mr. Massing originally was elected to serve on the Board of Directors in order to satisfy the Company's obligation, under the terms of an indenture entered into in connection with the issuance of senior subordinated debentures, to have at least one director who is not an officer, employee or affiliate of the Company. The indenture was terminated upon the repayment of the debentures in November 1993.

     SHIU SHAO has been employed by the Company since April 1981. Mr. Shao served as Controller of the Company from 1981 to 1984 and Vice President
 -- Finance from 1984 until September 1991, when he was appointed Chief Financial Officer. Mr. Shao also has served as a director of the Company since May 1993 and was appointed a Vice President of the Company in May 1994.

     RONALD A. KATZ is the Chief Executive Officer of Ronald A. Katz Technology Licensing, L.P., a patent licensing company. He served as Special Advisor to the Chairman of First Data Corporation, an affiliate of American Express, from August 1992 to October 1994, and served as Vice Chairman of American Express Information Services Corporation from August 1989 to August 1992. From 1970 to 1988, Mr. Katz was involved in a variety of business ventures, including the formation of Light Signatures, Inc., a developer of counterfeit prevention technology. Mr. Katz also was a co-founder of Telecredit, Inc., a payment services company, and served as an executive officer of Telecredit from 1961 to 1970.

     No family relationships exist between any of the directors or officers of OroAmerica.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     OroAmerica maintains an Audit Committee whose current members are Messrs. Massing, Katz and Rousso. The Audit Committee's responsibilities include approval of the selection and engagement of independent accountants and review of the plan and scope of their audit for each year, the results of such audit when completed and their fees for services performed. The Audit Committee also assists and makes recommendations to the Board of Directors in fulfilling the Board's responsibilities relating to OroAmerica's accounting, financial reporting and internal control functions and reviews and passes upon all transactions with affiliates and other persons having a material financial interest in OroAmerica. The Audit Committee met twice during fiscal 1997.

     OroAmerica maintains a Compensation Committee whose current members are Mr. Katz and Mr. Rousso. Mr. Massing also was a member of the Compensation Committee until March 1997. The Compensation Committee approves the compensation of the executive officers of OroAmerica, formulates and reviews significant compensation policies and decisions and administers OroAmerica's employee benefit plans. The Compensation Committee met once during fiscal 1997.

     OroAmerica's Board of Directors met seven times during fiscal 1997 and took one action by unanimous written consent. Each director attended at least 75% of the meetings of the Board of Directors and of any committees on which he served. OroAmerica does not maintain a nominating committee.

COMPENSATION OF DIRECTORS

     Since September 30, 1993, directors who are not employees of OroAmerica have been paid an annual fiscal year retainer of $10,000 plus $1,000 for each Board meeting attended. The same compensation arrangements will apply in fiscal 1998. All directors are reimbursed for their travel expenses incurred in attending Board or committee meetings.

     Pursuant to the provisions of the OroAmerica, Inc. 1994 Directors' Stock Option Plan (the "Directors' Plan"), each new non-employee director, on the date of his or her election to the Board of Directors (whether elected by the stockholders or the Board of Directors), automatically will be granted a stock option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Only one grant may be made under the Directors' Plan to each non-employee director. In recognition of his services to the Board of Directors, on March 18, 1996, Mr. Katz was granted a stock option to purchase 5,000 shares of Common Stock at an exercise price of $4.6875, the fair market value of the Common Stock on the date of grant. The option, which was granted outside of the Directors' Plan, has a ten year term and is subject to vesting over a five-year period, with 20% of the option becoming exercisable on each successive anniversary of the date of grant.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information with respect to the beneficial ownership of OroAmerica Common Stock as of May 8, 1997 by (i) each person who is known by OroAmerica to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director of OroAmerica, (iii) the executive officers named in the Summary Compensation Table on page 6 and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the entities and persons named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by it or him, except to the extent that authority is shared by spouses under applicable law.

                                                                   SHARES BENEFICIALLY
                                                                        OWNED(1)
                                                                 -----------------------
                           NAME AND ADDRESS                        NUMBER        PERCENT
        -------------------------------------------------------  ----------      -------
        Guy Benhamou...........................................   3,573,560       57.14%
          443 North Varney Street
          Burbank, CA 91502
        FMR Corp.(2)...........................................     392,500        6.28%
          82 Devonshire Street
          Boston, MA 02109
        Peter Cundill & Associates (Bermuda) Ltd(3)............     389,693        6.23%
          15 Alton Hill
          Southhampton, Bermuda SN 01
        Shiu Shao..............................................      95,750        1.51%
        David Rousso...........................................      62,000           *
        Bertram K. Massing.....................................      14,000           *
        Ronald A. Katz.........................................       7,000           *
        Sophia Chalermsopone...................................      70,750           *
        David Wu...............................................      21,830           *
        Claudia Hollingsworth..................................      20,000           *
        Andrew Concool.........................................         500           *
        All directors and executive officers as a group (10
          persons).............................................   3,875,390       59.72%

---------------

 *  Indicates ownership of less than one percent.

(1) Includes shares which may be purchased upon the exercise of options which are exercisable as of May 8, 1997, or become exercisable within 60 days thereafter, for the following: Mr. Benhamou -- 0 shares; Mr. Shao -- 95,750 shares; Mr. Rousso -- 2,000 shares; Mr. Massing -- 10,000 shares; Mr.
    Katz -- 7,000 shares; Ms. Chalermsopone -- 70,250 shares; Mr. Wu -- 20,000 shares; Ms. Hollingsworth -- 20,000 shares; Mr. Concool -- 0 shares; and all directors and executive officers as a group -- 235,000 shares.

(2) Sole voting power with respect to 7,800 shares and sole dispositive power with respect to 392,500 shares.

(3) Sole voting power with respect to 173,096 shares and sole dispositive power with respect to 141,400 shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes all compensation paid to OroAmerica's Chief Executive Officer and to each of the other four most highly paid executive officers for services rendered in all capacities to OroAmerica for the fiscal years ended January 31, 1997, February 2, 1996 and January 27, 1995. The table also summarizes all compensation paid during such fiscal years to a former executive officer of OroAmerica, who resigned in December 1996 and who would have been one of the four most highly paid executive officers of OroAmerica during fiscal 1997 but for such resignation.

                                                                     LONG-TERM
                                                                COMPENSATION AWARDS
                                                                -------------------
                                       ANNUAL COMPENSATION          SECURITIES
                                       --------------------         UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY       BONUS        OPTIONS/SARS(1)       COMPENSATION(2)
----------------------------  ----     --------     -------     -------------------     ---------------
Guy Benhamou................  1997     $637,500          --                --               $ 6,530
  Chairman of the Board       1996      662,500          --                --                 7,942
  President and Chief         1995      650,000     $45,076                --                 7,142
  Executive Officer
Shiu Shao...................  1997      211,554          --            10,000                 6,530
  Vice President and          1996      219,246          --                --                 7,942
  Chief Financial Officer     1995      215,552      64,360            25,000                 6,917
Claudia Hollingsworth.......  1997      167,321          --            10,000                 2,375
  Vice President-Sales        1996      145,351          --                --                 2,310
                              1995      143,443      49,554                --                 2,310
Andrew Concool(3)...........  1997      164,035          --            10,000                 6,530
  Vice President-Sales        1996      194,552          --                --                 7,942
                              1995      188,692          --                --                 7,142
Sophia Chalermsopone........  1997      142,169          --            10,000                 5,203
  Vice President-Sales        1996      159,545          --                --                 5,178
                              1995      152,716      53,616            50,000                 5,579
David Wu....................  1997      140,197          --            10,000                 2,375
  Vice
  President-Manufacturing     1996      146,053          --                --                 2,310
                              1995      146,741      34,731                --                 2,310

---------------

(1) Number of shares of Common Stock underlying options granted under the Amended and Restated OroAmerica, Inc. 1988 Incentive Stock Option Plan (the "1988 Plan"). No SARs may be granted under the 1988 Plan.

(2) Consists of contributions by the Company to a defined contribution 401(k) plan for each of the named executive officers of $2,375 in fiscal 1997 and $2,310 in fiscal 1996 and 1995. Also includes premiums for medical and dental insurance coverage for dependents of Mr. Benhamou, Mr. Shao, Mr. Concool and Ms. Chalermsopone of $4,155, $4,155, and $2,828, respectively for fiscal 1997, $5,632, $5,632, $5,632 and $2,868, respectively, for fiscal 1996, and $4,832, $4,607, $4,832 and $3,269, respectively, for fiscal 1995.

(3) Mr. Concool's employment at OroAmerica terminated in December 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information at January 31, 1997 and for the fiscal year then ended with respect to stock options granted to the individuals named in the Summary Compensation Table above. No options have been granted at an option price below the fair market value of the Common Stock on the date of grant.

                                                                                               POTENTIAL
                                                                                               REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                             ANNUAL RATE OF
                                 NUMBER OF     PERCENTAGE OF                                     STOCK
                                SECURITIES     TOTAL OPTIONS                               PRICE APPRECIATION
                                UNDERLYING      GRANTED TO      EXERCISE                   FOR OPTION TERM(3)
                                  OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION    ------------------
             NAME               GRANTED(1)         1996         SHARE(2)        DATE         5%         10%
------------------------------  -----------    -------------    ---------    ----------    -------    -------
Guy Benhamou..................         --             --               --           --          --         --
Shiu Shao.....................     10,000          9.76%         $ 4.6875     03/17/06     $25,844    $63,654
Claudia Hollingsworth.........     10,000          9.76%           4.6875     03/17/06      25,844     63,654
Andrew Concool................     10,000          9.76%           4.6875     03/17/06      25,844     63,654
Sophia Chalermsopone..........     10,000          9.76%           4.6875     03/17/06      25,844     63,654
David Wu......................     10,000          9.76%           4.6875     03/17/06      25,844     63,654

---------------

(1) All options have a ten year term and are subject to vesting over a four-year period, with 20% of the options exercisable on the date of grant and an additional 20% of the options becoming exercisable on each successive anniversary of the date of grant. The vesting of the options will be accelerated upon a sale of substantially all of OroAmerica's assets, the dissolution of OroAmerica or upon a change in the controlling stockholder interest in OroAmerica resulting from a tender offer, reorganization, merger or consolidation.

(2) At the discretion of the Compensation Committee, the exercise price may be paid by delivery of already-owned shares of Common Stock valued at the fair market value on the date of exercise, and the tax withholding obligations related to the exercise of the stock options, if any, may be satisfied by offset of the underlying shares, subject to certain conditions. The Compensation Committee retains the discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(3) The potential realizable values shown under these columns represent the future value of the options (net of exercise price) assuming the market price of the Common Stock appreciates annually by 5% and 10%, respectively. The 5% and 10% rates of appreciation are prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of OroAmerica's Common Stock.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUE

     The following table sets forth information with respect to the named executive officers with respect to the unexercised stock options held by them as of the end of the fiscal year ended January 31, 1997. No stock options issued under the 1988 Plan were exercised during fiscal 1997.

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING                   VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                                                   JANUARY 31, 1997                 JANUARY 31, 1997(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Guy Benhamou...............................         --               --              --               --
Shiu Shao..................................     88,750           27,000           $ 125            $ 500
Claudia Hollingsworth......................     18,000           12,000             125              500
Andrew Concool.............................     38,250           12,000             125              500
Sophia Chalermsopone.......................     58,250           42,000             125              500
David Wu...................................     18,000           12,000             125              500

---------------

(1) Based on the closing price on the New York Stock Exchange of OroAmerica Common Stock on that date ($4.75), minus the exercise price.

EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Since September 30, 1993, Mr. Benhamou has served as Chairman, Chief Executive Officer and President pursuant to an employment agreement that automatically renews for successive one-year periods unless terminated by either party. Under the terms of the agreement, Mr. Benhamou receives an annual salary of $650,000 and a bonus in an amount determined by the Compensation Committee of the Board of Directors. Mr. Benhamou also is entitled to a bonus pursuant to the 1994 Chief Executive Officer Bonus Plan approved by stockholders in July 1994. See "Compensation Committee Report on Executive Compensation". In addition to salary and bonus, OroAmerica is required to provide Mr. Benhamou with the use of an automobile and pay all expenses incurred in connection therewith.

     In August 1996, OroAmerica entered into agreements with each of the named executive officers other than Mr. Benhamou, which provide for payments to them in the event of a change in control of OroAmerica. Under the agreements, the executive officer will be entitled to certain payments from OroAmerica if the executive officer's employment is terminated following a change in control of OroAmerica, unless such termination is (i) because of the executive officer's death or disability, (ii) by OroAmerica for "Cause" (as defined in the agreements) or (iii) by the executive officer other than for "Good Reason" (as defined in the agreements). The agreement with Mr. Shao provides for a payment of three times the average of his annual salary and bonus for the three fiscal years immediately preceding the change in control, reduced to the extent necessary to prevent the payments made to Mr. Shao from exceeding the limits imposed by Section 280G of the Internal Revenue Code of 1986. The agreement with Ms. Chalermsopone provides for a payment of 12 months' base salary at the rate being paid to her when the change in control occurred, and the agreements with Ms. Hollingsworth and Mr. Wu provide for a payment of $150,000. No termination benefit is required to be paid if the executive officer's employment terminates prior to a change in control. In addition, Mr. Shao's agreement may be terminated by OroAmerica at any time after August 7, 1999, while the agreements with Ms. Chalermsopone, Ms. Hollingsworth and Mr. Wu may be terminated by OroAmerica at any time after June 30, 1997. Mr. Concool's agreement provided for a payment of $150,000 and terminated upon the termination of his employment at OroAmerica in December 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors was established on September 30, 1993, and currently consists of Messrs. Katz and Rousso, each of whom is a non-employee director. Mr. Massing also was a member of the Committee until March 1997. The Committee sets OroAmerica's compensation policies applicable to executive officers and administers OroAmerica's bonus plans and stock option plan. The Committee does not administer the 1994 Directors' Stock Option Plan, which is administered by the Board. The Committee has prepared the following report for inclusion in this Proxy Statement.

  Compensation Policy for Executive Officers

     The policy of the Committee is to provide each executive officer current cash compensation that is reasonable and consistent with OroAmerica's size, industry and performance, and long-term incentive compensation, in the form of stock options, based on the increase in value of OroAmerica's Common Stock. In addition to salary, current cash compensation includes a bonus based in part on OroAmerica's current annual performance and in part on the executive's individual performance.

  Compensation of Chief Executive Officer

     Since the completion of OroAmerica's initial public offering in September 1993, Mr. Benhamou's salary ($650,000 per year) has been fixed by his employment contract, and he is entitled under the contract to a bonus determined by the Board of Directors or the Committee in its discretion. The Board has delegated this responsibility to the Committee.

     In keeping with the Committee's objective of rewarding executive officers based on corporate performance, and in order to assure the deductibility to OroAmerica of amounts paid to Mr. Benhamou, in March 1994, the Committee adopted the 1994 Chief Executive Officer Bonus Plan (the "Bonus Plan"), which was approved by stockholders in July 1994. The Bonus Plan provides for the payment to Mr. Benhamou of an annual bonus based on a percentage of the amount by which income before income taxes (before the payment of Mr. Benhamou's bonus) ("Pretax Income") for the applicable year exceeds $5.0 million, calculated as follows: 2% of Pretax Income in excess of $5.0 million up to $8.0 million; plus 4% of Pretax Income in excess of $8.0 million up to $15.0 million; plus 6% of Pretax Income in excess of $15.0 million. No bonus was paid to Mr. Benhamou pursuant to the Bonus Plan for fiscal 1997.

     Mr. Benhamou has not been awarded any stock options by OroAmerica, although he is eligible to participate in the 1988 Plan. Mr. Benhamou also participates in OroAmerica's defined contribution plan.

  Compensation of Other Executive Officers

     For fiscal 1997, compensation paid to OroAmerica's executive officers other than Mr. Benhamou consisted of a base salary and contributions to a defined contribution plan. The base salaries of executive officers other than Mr. Benhamou for fiscal 1997 were determined by the Committee, based on Mr. Benhamou's recommendations. In determining salaries, Mr. Benhamou and the Committee considered available information about the pay scales of other companies in the jewelry industry. The Committee believes that the salaries of these executive officers are comparable to the salaries of executives with similar experience and responsibilities in the jewelry industry.

     Bonuses to executive officers other than Mr. Benhamou are awarded pursuant to OroAmerica's Executive/Key Employee Bonus Plan, which was adopted based on the recommendations of a compensation consulting firm. Under this plan, participating executives and key employees may receive a cash bonus calculated as a percentage of their base salary, with the applicable percentage determined by reference to the income before income taxes of OroAmerica for the applicable fiscal year and individual performance measures which are intended to recognize individual contributions as reflected by the level of the executive's responsibilities, his or her effectiveness in overseeing the matters under his or her supervision and the degree to which he or she has contributed to the accomplishment of major corporate goals. For each of the named executive officers, 50% of the bonus is based on company performance, and 50% of the bonus is based on individual performance. For certain other executive officers, the bonus is based 25% on company performance and 75% on individual performance. For the fiscal year ended January 31, 1997, the income before income taxes targets and the individual performance measures were determined by the Committee, based on Mr. Benhamou's recommendations. In light of the Company's performance, no cash bonuses were paid to any executive officers of the Company for fiscal 1997.

  Stock Option Plan

     OroAmerica's stock option program provides additional incentives to key employees to maximize stockholder value and provides a link between the interests of senior managers and stockholders. By utilizing vesting periods, the option program encourages key employees to remain in the employ of OroAmerica and provides a long-term perspective to the compensation available under the option program. The Committee determines the number of option shares to be granted to each participating employee based upon his or her level of responsibility, a review of OroAmerica's overall performance and prior grants. During fiscal 1997, the Committee awarded stock options to five executive officers. Although the Committee did not use any formal criteria in setting the number of option shares granted to each executive officer, the Committee believes that the number of option shares granted to each executive is appropriate for his or her level of responsibility and experience and sufficient to provide appropriate incentive to the executive.

  Internal Revenue Code Provisions

     The Committee will continue to consider the anticipated tax treatment to OroAmerica regarding the compensation and benefits paid to the Chief Executive Officer and the four other most highly compensated executive officers of OroAmerica in light of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). The Committee from time to time will consider amendments to OroAmerica's compensation programs necessary to preserve the deductibility of all compensation paid by OroAmerica which is subject to Section 162(m). While OroAmerica does not expect to pay its executive officers compensation in fiscal 1998 in excess of the Section 162(m) deductibility limit, the Board of Directors and the Committee retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under
Section 162(m).

                                          Bertram K. Massing
                                          David Rousso
                                          Ronald A. Katz

PERFORMANCE GRAPH

     The following graph compares the cumulative stockholder return on OroAmerica Common Stock from September 23, 1993 (the date OroAmerica first became publicly traded) through January 31, 1997, based on the market price of the Common Stock, with the cumulative total return of the Nasdaq Market Value Index and the Media General Recreation-Jewelry Index. The graph assumes that the value of the investment in OroAmerica Common Stock and each index was $100 on September 23, 1993 and that all dividends, if any, were reinvested. The comparisons in this table are not intended to forecast or be indicative of possible future price performance.

        COMPARISON OF CUMULATIVE STOCKHOLDER RETURN OF OROAMERICA, INC., NASDAQ MARKET VALUE INDEX AND MEDIA GENERAL RECREATION-JEWELRY INDEX

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          OROAMERICA, INC.     INDUSTRY INDEX       BROAD MARKET
09/23/93                                   100                 100                 100
01/28/94                                114.29               97.72              106.38
01/27/95                                 55.10               88.03              100.54
02/02/96                                 37.24              117.90              140.77
01/31/97                                 38.78              132.55              185.26

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Bertram K. Massing, a partner of Ervin, Cohen & Jessup, served as a member of the Compensation Committee during fiscal 1997. Ervin, Cohen & Jessup provided legal services to OroAmerica during fiscal 1997, and OroAmerica expects that such law firm will render legal services to OroAmerica in the future.

                              CERTAIN TRANSACTIONS

     OroAmerica and Mr. Benhamou have entered into an agreement which obligates OroAmerica to make available to Mr. Benhamou appropriate books, records and personnel in connection with tax filings, audits and other proceedings relating to OroAmerica's status as an S Corporation prior to September 1, 1992, and for other similar matters, and to pay all expenses incurred in connection therewith. The agreement also requires OroAmerica to indemnify Mr. Benhamou for the effect of any adjustments (including interest and penalties) made by the Internal Revenue Service or state taxing authorities to the income tax returns of OroAmerica for periods in which OroAmerica was treated as an S Corporation, if such adjustments result in an increase in Mr. Benhamou's tax liabilities. If, as a result of any such adjustments, Mr. Benhamou receives a refund from any taxing authority, Mr. Benhamou has agreed to pay such amount to OroAmerica as a capital contribution. The amount of any indemnification payment made by OroAmerica to Mr. Benhamou under this agreement will be increased to reflect the effects of any federal, state or local income taxes imposed on Mr. Benhamou as a result of the receipt of such payment, including any income taxes imposed on Mr. Benhamou as a result of any such increase in the amount of an indemnification payment. As a result of previous distributions made to Mr. Benhamou, OroAmerica may offset up to $540,950 against any subsequent obligations it may have to indemnify Mr. Benhamou under this agreement.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the accounting firm of Price Waterhouse LLP to serve as independent auditors for the current fiscal year, subject to ratification by the stockholders. Price Waterhouse LLP has served as OroAmerica's independent auditors since 1983.

     The Board of Directors recommends a vote "FOR" ratification of this selection. Stockholder ratification of the selection of auditors is not required under the laws of the State of Delaware, but the Board has determined to ascertain the position of the stockholders on the selection. The Board of Directors will reconsider the selection if it is not ratified by the stockholders.

     It is anticipated that representatives of Price Waterhouse LLP will be present at the Annual Meeting, and such representatives will be given the opportunity to make a statement, if they so desire, and to answer appropriate questions.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by OroAmerica by January 30, 1998 to be considered by OroAmerica for inclusion in OroAmerica's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, OroAmerica, Inc., 443 North Varney Street, Burbank, California 91502.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires OroAmerica's executive officers and directors, and persons who own more than ten percent of a registered class of OroAmerica's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish OroAmerica with copies of all
Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to OroAmerica, or written representations that no Forms 5 were required, OroAmerica believes that, during fiscal 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with.

OTHER MATTERS

     Neither OroAmerica nor any of the persons named as proxies knows of any matters to be voted on at the Annual Meeting other than as described in this Proxy Statement. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

     The 1997 Annual Report to Stockholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

     WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                                OROAMERICA, INC.

            PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL

               MEETING OF STOCKHOLDERS TO BE HELD ON JULY 1, 1997

    The undersigned, revoking any previous proxies for such stock, hereby appoints Guy Benhamou and Shiu Shao, and each of them, proxies of the undersigned with full power of substitution to each, to vote all shares of Common Stock of OROAMERICA, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of OroAmerica, Inc. to be held on July 1, 1997, and all postponements or adjournments thereof, with all the power the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting.

Vote this proxy as follows:

    1. Election of Directors:    FOR THE NOMINEES LISTED BELOW [ ]                  WITHHOLD VOTE [ ]
                                 (except as marked to the contrary below)           (for both nominees)

  Guy Benhamou, Shiu Shao, Bertram K. Massing, Ronald A. Katz and David Rousso

Instruction: To withhold vote for a nominee, mark through the nominee's name in the above list.

    2. Proposal to ratify the selection of Price Waterhouse as independent auditors:

                      FOR [ ]   AGAINST [ ]   ABSTAIN [ ]




    THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF AUDITORS AND OTHERWISE IN THE DISCRETION OF ANY OF THE PERSONS ACTING AS PROXIES.

    IMPORTANT: Please date this proxy and sign
exactly as your name or names appear hereon. If
stock is held jointly, each should sign.
Executors, administrators, trustees, guardians
and others signing in a representative capacity,
please give your full title(s). If this proxy is ----------------------------- submitted to a corporation or partnership, it
should be executed in the full corporate or       -----------------------------
partnership name by a duly authorized person.       (Signature of Stockholder)

  IMPORTANT: PLEASE SIGN PROXY EXACTLY AS YOUR
          NAME OR NAMES APPEAR HEREON.            Dated                  , 1997
                                                       -------------------